Exhibit 23.2

Consent of Rubino & McGeehin, Chartered, Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Integral Systems, Inc. and subsidiaries for the registration of 209,926 shares of its common stock and to the incorporation by reference therein of our report dated November 21, 2001, with respect to the fiscal 2001 consolidated financial statements of Integral Systems, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended September 30, 2003, filed with the Securities and Exchange Commission.

/s/  Rubino & McGeehin, Chartered

Bethesda, Maryland

February 10, 2004